Exhibit 99.1

FLOTEK INDUSTRIES, INC. ANNOUNCES CONCLUSION OF SEC INQUIRY

HOUSTON, August 22, 2017 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that it has received a letter from the staff of the Securities and Exchange Commission (the “SEC”) that the fact-finding inquiry by the SEC related to the Company’s FracMax® software and the efficacy of CnF® has been concluded and that the staff does not intend to recommend any enforcement action by the SEC. The SEC provided this notice pursuant to the guidelines set out in the final paragraph of Securities Act Release No. 5310.

The Company had previously created a special committee of independent directors and retained outside consultants to direct the review of potential concerns raised regarding the previously disclosed matters. The findings of the outside review process (which have been previously disclosed) were consistent with the recommendation of no action against Flotek Industries.

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer commented, “We are very pleased with the conclusion of the SEC’s inquiry. We have the utmost respect for the SEC and its investigative process, and we cooperated fully with the SEC during the entire course of its inquiry. Flotek remains committed to conducting operations and creating stockholder value transparently and in compliance with all applicable laws and regulations.”

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

IR Inquiries, contact:

Matthew Marietta

Senior Vice President

Corporate Development, Investor Relations

E: MMarietta@flotekind.com

P: (713) 726-5348

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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